Exhibit 99.(a)(7)

TRUSTEE AUTHORIZATION TO ESTABLISH
ADDITIONAL SERIES OF SHARES
OF THE TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Institutional Mutual Funds (the “Trust”), dated April 15, 1999, as amended, the undersigned Trustees of the Trust hereby establish the following six additional separate and distinct series of shares of the Trust:

Lifecycle 2045 Fund
Lifecycle 2050 Fund
Lifecycle Retirement Income Fund
Enhanced Large-Cap Value Index Fund
Enhanced Large-Cap Growth Index Fund
Enhanced International Equity Index Fund

          Furthermore, the Lifecycle 2045 Fund and the Lifecycle 2050 Fund shall be divided into the following two share classes: Institutional Class and Retirement Class. The Lifecycle Retirement Income Fund shall be divided into the following three share classes: Institutional Class, Retirement Class and Retail Class. The other three new series shall be composed of one share class: Institutional Class.

          IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 17th day of July, 2007.

/s/Forrest Berkley	/s/Bridget A. Macaskill

Forrest Berkley	Bridget A. Macaskill

/s/Eugene Flood, Jr.	/s/James M. Poterba

Eugene Flood, Jr.	James M. Poterba

/s/Howell E. Jackson	/s/Maceo K. Sloan

Howell E. Jackson	Maceo K. Sloan

/s/Nancy L. Jacob	/s/Laura T. Starks

Nancy L. Jacob	Laura T. Starks